Exhibit 99.1

PRESS RELEASE

Monterey Gourmet Foods, Inc.

1528 Moffett Street

Salinas, California 93905

831/753-6262

CONTACT:	Jim Williams, Chief Executive Officer, Ext. 118 jimw@montereygourmetfoods.com
Scott Wheeler, Chief Financial Officer, Ext. 141 scottw@montereygourmetfoods.com

FOR IMMEDIATE RELEASE

Monterey Gourmet Foods Announces Fourth Quarter and Year End Results

•                  Quarterly sales increase 6% compared to fourth quarter 2003

•                  Fourth quarter E.P.S. at $.03 loss

SALINAS, CA (February 10, 2005) — Monterey Gourmet Foods (NASDAQ: PSTA) today announced a fourth quarter sales increase to $15,086,000 compared to $14,227,000 for the fourth quarter 2003, or a 6% increase. The Company also reported a net loss of $396,000 or $.03 per share for the fourth quarter ended December 26, 2004. This compares to a net loss of $109,000 or $.01 per share for the fourth quarter ended December 28, 2003.

For the twelve months ended December 26, 2004, the Company reported net revenues of $62,491,000, resulting in a net loss of $1,344,000 or $0.09 per share on 14.3 million weighted average shares outstanding, (14.5 million diluted.)  This compares with net revenues for the twelve months ended December 28, 2003, of $60,490,000, with net income of $1,034,000, or earnings of $0.07 per share on 14.2 million weighted average shares outstanding (14.4 million diluted.)

Mr. Jim Williams, President/CEO of Monterey Gourmet Foods, explained, “We are encouraged with the fourth quarter increase in sales compared to the previous year, largely attributable to our steady progress in diversifying our company and products.  For the year, sales of new prepared entrees and grilled wraps represented 13% of sales, and sales from our ‘All Natural and Organic’ lines represented 25% of the year’s sales.”

Commenting on the year end results, Mr. Williams stated, “Our operating loss for the quarter was within our previously announced estimated range.  However, due to a year-end change in our tax rate estimate, our after-tax per share loss was $.01 above our earlier estimated range.”

Mr. Williams further explained, “Our operating loss for the year resulted largely from four key factors.  First, excess pasta capacity increased fixed costs as a percent of sales because pasta and pasta sauce sales to our club accounts decreased compared to the prior year.  This decline was driven by our largest customer’s downward adjustment in item counts storewide and the impact of diet trends in the United States which resulted in some lost placements for Monterey Gourmet Foods, as well as a slowdown in new item authorizations.  Fortunately, some of this reduction was offset by sales of new items.  Sales to this customer improved during the fourth quarter due to the success of new introductions, and actually surpassed prior year’s sales for the month of December.  Our fourth quarter sales were also impacted by our second largest customer following a similar trend of SKU compression.”

Continuing, Mr. Williams stated: “Second, higher raw material prices continued to inflate costs, especially in chicken, beef, cheese, dairy and egg products, all key ingredients for MGF products.  In total, raw material costs were $1.7 million higher than previous year on a rate basis.  On a positive note, raw material costs have decreased during the first quarter, 2005.  Third, workers compensation costs were up 99% or $560,000 for the year even though the number of claims decreased by 47%.  The increase in the fourth quarter workers compensation costs of $283,000 or 280% over last years fourth quarter reflects an increase in reserves above the information supplied to us from our insurance carrier to provide for claims that may have been incurred but have not been reported.  Fourth, we were also impacted by higher than expected costs related to new product line startups.”

Mr. Williams addressed the outlook for 2005 with these comments: “We remain committed and optimistic as we seek to build on the momentum from our major strategic initiatives by hiring a strategic sourcing manager to drive down raw material costs, introducing more new whole wheat pasta items that satisfy the whole grain eating trends in the United States; sustaining the growth in our “All Natural and Organic” divisions, capitalizing on key acquisitions such as the recent acquisition of Casual Gourmet Foods; increasing sales of “quick-preparation” gourmet meals; and continuing improvements in our cost structure.”

Mr. Williams summarized, “With continuing success in these key initiatives, we believe we will be positioned to return to profitability in 2005 and achieve solid growth in both volume and margins.”

This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods’ corporate acquisitions and product innovations on projected sales for future periods by product including without limitation statements including such terms as “we are encouraged”, “steady progress”, “remain committed and optimistic”, “seek to build”, “momentum”, “continued growth”, “increasing sales” , “continuing improvements,” “continuing success,” and “we believe we will be positioned to return to profitability…and to achieve solid growth.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.  Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.  Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements.  Among the factors that could cause Monterey Gourmet Foods’ actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of CIBO Naturals’ operations, processes, and products, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Company competes and (x) Monterey Gourmet Foods’ ability to source competitively priced raw materials to achieve historical operating margins.  In addition, the Company’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

The Company has provided additional information regarding risks associated with the business in the Company’s Annual Report on Form 10-K for fiscal 2003, and its Reports of Material Event on Forms 8-K filed February 5, 2004, February 10, 2004, April 12, 2004, May 3, 2004, November 8, 2004 and January 18, 2005 and its Proxy Statement filed June 21, 2004.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California, its organic food production facility in Eugene, Oregon and its newly acquired facility in Seattle, Washington.  Monterey Gourmet Foods has national distribution of its products in over 9,700 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

** End **

MONTEREY GOURMET FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(000’s $ except earnings per share numbers and share totals)

	Fourth Quarter Ended		Year Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003

Net revenues	$15,086	$14,227	$62,491	$60,490
Cost of sales	10,940	10,178	46,023	41,921

Gross profit	4,146	4,049	16,468	18,569
Selling, general and administrative expenses	4,433	4,262	18,224	17,161
Gain (loss) on disposition of assets.	(5)	—	(5)	—

Operating income (Loss)	(292)	(213)	(1,761)	1,408

Other income (expense), net	—	(2)	42	(1)

Interest income (expense), net.	(37)	12	(130)	71

Income (Loss) before provision for income tax benefit (expense)	(329)	(203)	(1,849)	1,478
Provision for income tax benefit (expense).	(67)	94	505	(444)

Net income (Loss)	$(396)	$(109)	$(1,344)	$1,034

Basic income (loss) per share.	$(0.03)	$(0.01)	$(0.09)	$0.07

Diluted income (Loss) per share	$(0.03)	$(0.01)	$(0.09)	$0.07

Primary shares outstanding	14,392,574	14,213,682	14,343,386	14,206,627

Diluted shares outstanding	14,501,088	14,402,841	14,471,634	14,414,931